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                                                                                                               EXHIBIT 11


                                   STATEMENT RE COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   ------------------------------------------------------------

                          Net income (loss) and common shares used in calculation of earnings (loss) per common share for the five years ended December 31, 1993 were computed as follows (amounts in thousands):

                                                                       For the Years Ended December 31,
                                                   -----------------------------------------------------------------------
                                                     1989            1990             1991             1992          1993
                                                   -----------------------------------------------------------------------
Earnings:
- --------
    Net Income (loss)                              $19,025          $(1,262)         $17,482          $15,340        $24,127

    Less preferred stock dividends(1)               (4,025)          (4,025)          (4,025)          (4,025)        (2,180)
                                                    ------           ------           ------           ------          -----

    Net income (loss) applicable to
         common stock (primary and
         fully diluted)                            $15,000          $(5,287)         $13,457          $11,315         21,947
                                                    ======           ======           ======           ======         ======

Common Shares:(2)
- -------------
    Weighted average shares outstanding
         during each year                           18,058           18,366           18,482           19,050         22,147

    Shares issuable upon assumed exer-
         cise of options                                92              158              250              634            793
                                                    ------           ------           ------           ------          -----

    Common shares - primary                         18,150           18,524           18,732           19,684         22,940

    Adjustment for full dilution(3)                      -                -                -                -              -
                                                    ------           ------           ------           ------          -----

    Common shares - assuming full
         dilution                                   18,150           18,524           18,732           19,684          22,940
                                                    ======           ======           ======           ======          ======


(1) In 1993, the Company exercised its redemption rights; however, prior to the planned redemption date, 2,289,615 shares of convertible Preferred Stock were converted into 2,289,615 shares (4,579,230 on a post stock split basis) of Common Stock of the Company.

(2) All share amounts have been adjusted to reflect a 10% Common Stock dividend paid January 17, 1992 to stockholders of record December 23, 1991 and a two-for-one Common Stock split paid October 18, 1993 to stockholders of record September 30, 1993.

(3) The assumed conversion of preferred stock and outstanding convertible subordinated debentures into Common Stock was not dilutive for purposes of calculating fully diluted earnings per common share for each year in the periods ended December 31, 1989 through 1993.

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